       10.2-1


     THIRD AMENDMENT, dated as of March 31, 1996, to the Amended and Restated Employment Agreement, dated as of November 1, 1985, between CHECKER MOTORS CORPORATION, a Delaware corporation ("Checker") and DAVID R. MARKIN ("Markin") (as amended on March 4, 1992 and July 12, 1993, the "Employment Agreement;" all capitalized terms used without definition herein being used with the meanings ascribed thereto in the Employment Agreement).

     WHEREAS, the parties hereto wish to clarify certain ambiguities in the Employment Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Paragraph 9 of the Employment Agreement is hereby amended in its entirety to read as follows:

          "9. In the event of a disposition of all or substantially all of the assets of Checker in one or a series of transactions (whether by sale of the stock or assets of its subsidiaries, or by merger, consolidation or otherwise) or in the event that Checker ceases to be owned by Great Dane Holdings Inc. ("Holdings") or in the event at least 50% of the common stock of Holdings is owned or controlled by any persons or entities other than the current stockholders of Holdings or persons or entitles related to or controlled by them (any of the foregoing, a "Sale Transaction") then, notwithstanding anything to the contrary in this Agreement, Markin shall have the option, exercisable prior to or for six months following the closing of the Sale Transaction, to terminate this Agreement. If the option is exercised, Markin shall be paid in a lump sum at the closing of the Sale Transaction the compensation (at his then annual rate pursuant to paragraph 3) that would have been due to him through the Termination Date. Such payment shall be made no later than the later of (a) ten days after notice has been given and (b) the date of the closing of the Sale

       10.2-2

     Transaction. The parties agree that only upon the sale of the stock of assets of both South Charleston Stamping & Manufacturing Company and Yellow Cab Company, in one or a series of transactions, shall Checker be deemed to have sold substantially all its assets."

     2. As so amended, the Employment Agreement remains in full force and effect.

     3. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties here to have executed this Amendment as of the date and year first above written.


                                        CHECKER MOTORS CORPORATION



                                        By:  /s/ Allan R. Tessler
                                           --------------------------------



                                           /s/ David R. Markin
                                        -----------------------------------
                                        David R. Markin